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 b. 4.1 Instruments defining the rights of holders

      (4) INSTRUMENT DEFINING THE RIGHTS OF STOCKHOLDERS
The only instrument are the Articles and Bylaws of the Company which are filed as exhibits b) 3.(i) and b) 3.(ii)